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                                                                     EXHIBIT 1

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                                                  PRESS RELEASE
                                                          FOR IMMEDIATE RELEASE

                     AETERNA REPORTS SECOND QUARTER RESULTS



                            STRONG FINANCIAL POSITION
             NEOVASTAT SAFETY PROFILE CONFIRMED IN PHASE III TRIALS
                       ATRIUM NET EARNINGS INCREASE BY 54%



QUEBEC CITY, QUEBEC, JULY 18, 2002 -- AEterna Laboratories Inc. (TSX: AEL;
Nasdaq: AELA) today reported revenues for the period ending June 30, 2002, of $23.4 million and a net loss before a gain on dilution of $5.9 million, or $0.15 per share, compared to revenues of $2.7 million, and a net loss before a gain on dilution of $2.7 million, or $0.09 per share, for the same period in 2001. All figures are expressed in Canadian dollars.

Gilles Gagnon, AEterna's President and Chief Operating Officer, commented, "During the quarter, we reached many significant milestones, including a strong increase in sales at our Atrium subsidiary, Atrium's second acquisition in Europe within a year, a successful private placement of $57 million, and confirmation of Neovastat's safety profile in our current Phase III clinical studies. These developments give us continued confidence to pursue our growth objectives according to the strategy we already have in place."

AEterna's investments in R&D during the second quarter reached $7.7 million compared to $6.7 million during the same period last year. This increase in R&D investments allowed AEterna to actively pursue its clinical program in Phase III studies in lung and kidney cancer.

"Our financial situation remains strong as the Company's cash assets amounted to $92.2 million as of June 30, 2002, compared to $54.1 million at December 31, 2001. Atrium's growth objectives were met and AEterna's net loss per share for this quarter met forecasts," according to Dennis Turpin, AEterna's Vice President and Chief Financial Officer.


SIX MONTH RESULTS

For the six month period ended June 30, 2002, revenues were $48.8 million and the net loss before a gain on dilution was $11.5 million, or $0.30 per share, compared to revenues of $5.4 million, and the net loss before a gain on dilution of $5.9 million, or $0.20 per share, for the same period in 2001.

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SIGNIFICANT MILESTONES

PRIVATE PLACEMENTS


On April 9, 2002, AEterna concluded private placements of $57 million at a price of $7.50 per share with select financial partners. SGF Sante and Solidarity Fund QFL acquired 7.3 million subordinate voting shares, at a price of $7.50 per share, as well as 7.3 million warrants exercisable at $13 and $20 per share maturing on March 31 and December 31, 2003, under certain conditions. Also, Acqua Wellington Private Placement Fund, Ltd. acquired 266,667 subordinate voting shares, at a price of $7.50 per share, as well as 133,333 warrants exercisable at $13 per share, maturing on March 31, 2003.


ATRIUM RESULTS

During the second quarter, consolidated sales of AEterna's subsidiary, Atrium, reached $23.4 million compared to $2.7 million for the same period of 2001. This increase can be primarily attributed to the sales generated by Unipex, a French company acquired by Atrium in July 2001. The consolidated net earnings reached $1.66 million during the second quarter compared to $1.08 million last year, an increase of more than 54%.


ACQUISITION OF ADF CHIMIE S.A. BY ATRIUM

Atrium acquired the privately-owned French company ADF Chimie S.A. for $3 million. ADF is a distributor of active and specialty ingredients for the French cosmetic industry to some 50 clients, including L'Oreal, L.V.M.H. and Chanel.


NEOVASTAT'S FAVORABLE SAFETY PROFILE CONFIRMED

Independent oncology and statistical experts from the Data Safety Monitoring Board (DSMB) confirmed Neovastat's favourable safety profile and concluded that AEterna's ongoing Phase III trials in lung and kidney cancer could continue without any adjustments since no safety concerns for patients had been reported.


SCIENTIFIC ARTICLES

CLINICAL CANCER RESEARCH recently published an article on the biological activities linked to Neovastat's inhibition of the Vascular Endothelial Growth Factor (VEGF), while MOLECULAR CANCER THERAPEUTICS will shortly publish an article on Neovastat's proven ability to induce apoptosis of endothelial cells. These two peer reviews are published by the American Association for Cancer Research (AACR), one of the most prominent cancer research organizations in the United States.


ABOUT AETERNA AND NEOVASTAT

AEterna is a Canadian biopharmaceutical company and a frontrunner in the development of angiogenesis inhibitor, primarily in oncology.

Neovastat is currently undergoing two Phase III clinical trials for the treatment of lung and kidney cancer and one Phase II trial for the treatment of multiple myeloma, a form of blood cancer. These trials are currently being held in more than 140 clinical institutions in Canada, the U.S. and in several European companies.

Atrium Biotechnologies Inc., a 64% owned subsidiary of AEterna Laboratories, specializes in the value-added services of importation, support of innovation and distribution of raw materials and high-value brand-name added ingredients for the cosmetics, nutrition, fine chemical and pharmaceutical industries.

AEterna is listed on the Toronto Stock Exchange (AEL) and the Nasdaq (AELA).

News releases and additional information about AEterna are available on its Web site at www.aeterna.com.


SAFE HARBOR STATEMENT

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, among others, the availability of funds and resources to pursue R&D projects, the successful and timely completion of clinical studies, the ability of the Company to take advantage of the business opportunities in the pharmaceutical industry, uncertainties related to the regulatory process and general changes in economic conditions. Investors should consult the Company's ongoing quarterly and annual filings with the Canadian and U.S. securities commissions for additional information on risks and uncertainties relating to the forward-looking statements. Investors are cautioned not to rely on these forward-looking statements. The Company does not undertake to update these forward-looking statements.


                                     - 30 -

INFORMATION:
CANADA
MEDIA RELATIONS:                            INVESTOR RELATIONS
Paul Burroughs                              Jacques Raymond
Tel.: (418) 652-8525 ext. 406               Tel.: (418) 652-8525 ext. 360
Fax: (418) 577-7700                         Fax: (418) 577-7700
E-mail: paul.burroughs@aeterna.com          E-mail: jacques.raymond@aeterna.com



USA
The Investor Relations Group
Lisa Lindberg
Tel.: (212) 825-3210
Fax: (212) 825-3229
E-mail: TheProTeam@aol.com


ATTACHMENT : FINANCIAL SUMMARY

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AETERNA LABORATORIES INC. (TSX: AEL ; NASDAQ: AELA)
FINANCIAL SUMMARY
(in Canadian dollars)


                                                Three months ended on         Six months ended on
                                                       June 30                        June 30
CONSOLIDATED RESULTS                            2002            2001           2002           2001
Unaudited                                         $               $              $              $
                                             -----------     -----------    -----------     -----------
Revenues                                      23,440,000       2,668,000     48,789,000       5,435,000
                                             -----------     -----------    -----------     -----------
Cost of sales                                 17,803,000         411,000      37,486,000        855,000
Selling and administrative                     2,425,000         861,000       4,674,000      1,695,000
Research and development                       7,689,000       6,676,000      15,132,000     13,890,000
Research tax credits and grants                 (603,000)     (2,529,000)     (1,100,000)    (4,571,000)
Depreciation and amortization                    600,000         387,000       1,033,000        762,000
                                             -----------     -----------     -----------    -----------
                                              27,914,000       5,806,000      57,225,000     12,631,000
                                             -----------     -----------     -----------    -----------
Operating Loss                                (4,474,000)     (3,138,000)     (8,436,000)    (7,196,000)
Interest income                                  795,000         981,000       1,325,000      2,056,000
Interest expense                                (336,000)       (175,000)       (519,000)      (437,000)
                                             -----------     -----------     -----------    -----------
LOSS BEFORE THE FOLLOWING ITEMS               (4,015,000)     (2,332,000)     (7,630,000)    (5,577,000)
Current income taxes                            (505,000)              -        (965,000)             -
Future income taxes                             (469,000)              -      (1,173,000)             -
Non-controlling interest                        (910,000)       (350,000)     (1,782,000)      (350,000)
                                             -----------     -----------     -----------    -----------
LOSS BEFORE THE GAIN ON DILUTION              (5,899,000)     (2,682,000)    (11,550,000)    (5,927,000)
Gain on dilution                                       -      10,223,000               -     10,223,000
                                             -----------     -----------     -----------    -----------
NET EARNINGS (LOSS) FOR THE PERIOD            (5,899,000)      7,541,000     (11,550,000)     4,296,000
                                             ===========     ===========     ===========    ===========
Basic and diluted loss before
the gain on dilution per share                     (0.15)          (0.09)          (0.30)         (0.20)
                                             ===========     ===========     ===========    ===========
Basic and diluted net
earnings (loss) per share                          (0.15)           0.24           (0.30)          0.14
                                             ===========     ===========     ===========    ===========


                                                 June 30           December 31
CONSOLIDATED BALANCE SHEETS                        2002                2001
                                                     $                   $
                                               -----------         -----------
Cash and short-term investments                 92,167,000          54,064,000
Working capital                                106,169,000          61,464,000
Total Assets                                   183,843,000         134,352,000
Long-term debt                                  12,055,000          10,401,000
Non-controlling interest                        20,487,000          18,339,000
Shareholders' equity                           122,910,000          78,619,000
Deficit                                         30,633,000          19,082,000



STOCK EXCHANGE INFORMATION AT JUNE 30, 2002

   Issued and outstanding shares            40.5 million
   Fully diluted shares                     40.9 million

   Market capitalization                    $241 million

   Average daily transactions               38,800 shares
   (12 months)